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                                                           EXHIBIT 5.A


            [Letterhead of SBC Communications Inc.]


                                   December 16, 1994


Southwestern Bell Corporation
175 E. Houston Street
San Antonio, TX 78205

Dear Sirs:

          With reference to the Registration Statement on Form S-3 which Southwestern Bell Corporation (the "Corporation") and Southwestern Bell Capital Corporation ("Capital") propose to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) debt securities of the Corporation ("Debt Securities") issuable in series under an Indenture dated as of November 1, 1994 (the "Indenture"), between the Corporation and The Bank of New York, as Trustee (the "Trustee"), (ii) debt securities of Capital issuable in series under an Indenture dated as of February 1, 1987, as supplemented by a First Supplemental Indenture, dated as of October 1, 1990, among Capital, the Corporation as issuer of support obligations pursuant to the Support Agreement dated November 10, 1988 (the "Support Agreement") between Capital and the Corporation, and the Trustee, (iii) shares of preferred stock, par value $1.00 per share, of the Corporation ("Preferred Stock"), (iv) depositary shares representing fractional interests in Preferred Stock ("Depositary Shares"), and (v) shares of common stock, par value $1.00 per share, of the Corporation ("Common Stock" and together with the Debt Securities, the Preferred Stock and the Depositary Shares, the "Securities"), and having an aggregate maximum public offering price of $3,000,000,000, I am of the opinion that:

          1. The Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

          2. Each series of the Debt Securities, when duly established by or pursuant to a resolution of the Board of Directors of the Corporation or in a supplemental indenture, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party or by which it is bound, and duly executed, authenticated and issued as provided in the Indenture and delivered against payment, will constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture.

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          3.  The shares of Preferred Stock, when both (A) the
Board of Directors of the Corporation has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party or by which it is bound, including the adoption of a Certificate of Designation relating to such Preferred Stock (a "Certificate") and the filing of the Certificate with the Secretary of State of the State of Delaware, and (B) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Corporation and upon payment of the consideration therefor
(not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board of Directors of the Corporation, for the consideration approved by the Board of Directors of the Corporation (not less than the par value of the Preferred Stock), will be validly issued, fully paid and nonassessable.

          4. The Depositary Shares, when (A) the Board of Directors of the Corporation has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof, and related matters, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party or by which it is bound, (B) the Depositary Agreement or Agreements relating to the Depositary Shares and the related Depositary Receipts have been duly authorized and validly executed and delivered by the Corporation and the Depositary appointed by the Corporation, (C) the shares of Preferred Stock underlying such Depositary Shares have been duly and validly issued and are fully paid and nonassessable as contemplated in paragraph (3) above and deposited with a bank or trust company (which meets the requirements for the Depositary set forth in the Registration Statement) under the applicable Depositary Agreements, and (D) the Depositary Receipts representing the Depositary Shares have been duly executed, countersigned, registered and delivered in accordance with the appropriate Depositary Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Corporation upon

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payment of the consideration therefor provided for therein, will be validly issued.

          5. The Common Stock, when both (A) the Board of Directors of the Corporation has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock, and related matters, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party or by which it is bound, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Corporation upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board of Directors of the Corporation, for the consideration approved by the Board of Directors of the Corporation (not less than the par value of the Common Stock), will be validly issued, fully paid and nonassessable.

          6. The Support Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a valid and legally binding agreement of the Corporation.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the making of the statements with respect to me which are set forth under the caption "Legal Opinions" in the prospectus forming a part of the Registration Statement referred to above.

          In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                   Sincerely,


                                   /s/ James D. Ellis